Exhibit 11
CenturyTel, Inc.
COMPUTATIONS OF EARNINGS PER SHARE
(UNAUDITED)

		Three months
		ended March 31,
	2007		2006
	(Dollars, except per share amounts, and shares in thousands)

Income (Numerator):
Net income	$77,870		69,260
Dividends applicable to preferred stock	(93)		(98)

Net income applicable to common stock for computing basic earnings per share	77,777		69,162
Interest on convertible debentures, net of tax	1,207		1,207
Dividends applicable to preferred stock	93		98

Net income as adjusted for purposes of computing diluted earnings per share	$79,077		70,467

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	111,748		122,980
Nonvested restricted stock	(717)		(586)

Weighted average number of shares outstanding during period for computing basic earnings per share	111,031		122,394

Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	4,485		4,507
Share issuable upon settlement of accelerated share repurchase agreements	-		414
Shares issuable under incentive compensation plans	792		644

Number of shares as adjusted for purposes of computing diluted earnings per share	116,308		127,959

Basic earnings per share	$.70		.57

Diluted earnings per share	$.68		.55